Exhibit 10.1

1st Franklin Financial Corporation
Executive Bonus Plan: 2008

Plan Overview:

As we analyze the results from 2007, and the success of the year, we recognize that our continued success is still supported by the need to balance short-term results – growth and profit, with long-term positioning – new product development and improved systems.  This balance is expected to provide the foundation that remains critical for the future success of the Company.

In finalizing the details of our long-range strategic plan, we now begin the development and implementation of this plan that will take us into 2011.  This will serve as a directional guide that we as a Company will use to move toward as we strive to obtain our Corporate Goals, our Mission Statement and our sustaining Core Values.   The short term bonus goals that are set for the Company each year, which are reflected in this Executive Bonus Plan, are the milestones which will drive the overall performance to achieve these long range goals and plans.

The Executive Bonus Plan for 2008 will focus first on meeting a minimum income requirement threshold, and secondly five strategic goals.  The combination of these goals is expected to provide a balanced measurement of 1st Franklin’s performance and will also support the achievement of our long term goals.

The goals that are set were identified and agreed upon by the Executive Management Team. Below are the five strategic goals, as well as the minimum income requirement for the 2008 bonus to be paid.

THRESHOLD GOAL:  The Company must achieve certain pre-tax income for 2008.

STRATEGIC GOALS:

1.	Corporate Net Receivables Growth
2.	Corporate Delinquency Control
3.	Corporate Expenses to Revenue
4.	Corporate Return on Assets (ROA)
5.	Corporate Pre-tax Income (separate from the threshold goal)

PROGRAM ELIGIBILITY:

Company:  The threshold goal of pre-tax income must be achieved for the Executive Bonus Plan to be activated.  After this goal is achieved, the bonus will be paid based on the achievement of the strategic goals, and will be paid according to the following scale on an individual basis as a percentage of the participant’s annual salary.

No. of Strategic Goals Met	% Bonus Paid Based on Annual Salary
(in increments of 5 percentage points)
1	Up to 25% (5% - 25%)
2	Up to 35% (5% - 35%)
3	Up to 45% (5% - 45%)
4	Up to 55% (5% - 55%)
5	Up to 65% (5% - 65%)

The percentage range is based on many factors, including but not limited to: achieving budget projections, achieving monthly / quarterly objectives, training (both individually and for the respective participant’s employees), IPDR ratings and achievement of IPDR goals, employee retention, managing human resources issues, audit and compliance guidelines, etc.

Example: if we achieve the threshold goal and two strategic goals, the range of bonus paid will be from 5% to 35% of a participant’s annual salary.

INDIVIDUAL EXCEPTIONS:

If 1st Franklin fails to achieve the minimum requirement for pre-tax profit – the Executive Bonus Plan will not be paid.  However, the Executive Compensation Committee, which consists of:  Ben Cheek, Chairman; Buddy Cheek, Vice-Chairman; Ginger Herring, President; Roger Guimond, EVP/Chief Financial Officer; Mike Culpepper, EVP/Chief Operating Officer; Kay Lovern, EVP/Strategic and Operational Development, and Mike Haynie, EVP/Human Resources, may choose to award individual bonuses to a select number of executives.  These exceptions will only be made if those said individuals have achieved an outstanding year by ALL standards.  In such a case, a bonus may be awarded but may be based on a lower scale than the above plan.

Executive Compensation Committee Review

The Executive Compensation Committee will review all executive and Regional Directors’ performance ratings and bonus recommendations and determine the final bonus awarded:

AREA	RECOMMENDATION	COMMITTEE MEMBERS
Regional Operations Directors	Direct Report Vice President	Mike Culpepper, Ginger Herring, Buddy Cheek
Field Vice Presidents	Mike Culpepper	Mike Culpepper, Ginger Herring, Buddy Cheek
Home Office Supervisors, Area Vice Presidents, Vice Presidents	Direct Report	Ginger Herring, Buddy Cheek, Roger Guimond, Mike Haynie, Kay Lovern
Mike Culpepper, Roger Guimond, Mike Haynie, Kay Lovern	Ginger Herring	Ginger Herring, Buddy Cheek, Ben Cheek

Communication of Measurement

How well the Company is doing in achieving its goals will be communicated to all employees on a periodic basis (monthly) through e-mail. This progress will then need to be communicated to the branch employees as well, through the Regional Directors.